                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant                              /X/
Filed by a Party other than the Registrant           / /

Check the appropriate box:

/ /   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to 240.14a-11(c) or Section 240.14a-12




                                EXAR CORPORATION
                               ------------------
                (Name of Registrant as Specified In Its Charter)
                               ------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)






Payment of Filing Fee (Check the appropriate box)

/X/   No fee required
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:
/ /   Fee paid previously with preliminary materials.
/ /   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
      Form or Schedule and the date of its filing.
      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No. 14A:
      (3) Filing Party:
      (4) Date Filed:

                                EXAR CORPORATION
                                 48720 KATO ROAD
                            FREMONT, CALIFORNIA 94538


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 10, 1998


TO THE STOCKHOLDERS OF EXAR CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EXAR CORPORATION, a Delaware corporation (the "Company"), will be held on Thursday, September 10, 1998 at 3:00 p.m. local time at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California, for the following purposes:


     1. To elect two (2) directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected.

     2. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 450,000 shares.

     3. To approve the Company's 1996 Non-Employee Directors' Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on July 15, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                       By Order of the Board of Directors



                                       RONALD W. GUIRE
                                       Secretary




Fremont, California
July 15, 1998


     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                EXAR CORPORATION
                                 48720 KATO ROAD
                            FREMONT, CALIFORNIA 94538


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 10, 1998


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Exar Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on September 10, 1998, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California. The Company intends to mail this proxy statement and accompanying proxy card on or about July 30, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, approximately $4,500, for solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on July 15, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on July 15, 1998 the Company had outstanding and entitled to vote 9,603,183 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than March 31, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting. In addition, any stockholder that desires to make a proposal to be presented at the Company's Annual Meeting of Stockholders must comply with the provisions relating to advance notice contained in the Company's By-laws.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


     The Company's Amended and Restated Certificate of Incorporation, as amended, and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Company voting together as a single class, or (ii) by a majority of the remaining directors. A director elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of five members. There are two directors in the class whose term of office expires in 1998, Donald L. Ciffone, Jr. and Ronald W. Guire. Each of the nominees for election to this class is currently a director of the Company. Mr. Ciffone was unanimously elected by the voting members of the Board of Directors in October 1996 upon assuming President and CEO responsibilities. Mr. Guire, the other nominee, was previously elected by the stockholders. If elected at the Annual Meeting, Messrs. Ciffone and Guire would serve until the 2001 Annual Meeting and until their successors are elected and have qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

     Set forth below is biographical information for the persons nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

DONALD L. CIFFONE, JR.

     Mr. Ciffone, age 43, joined the Company as President and CEO in October 1996 and was appointed a director at that time. Mr. Ciffone has more than 20 years of semiconductor experience. Prior to joining the Company, he was Executive Vice President of Toshiba America from August 1996 to October 1996. Between 1991 and 1996, Mr. Ciffone served in a variety of senior management positions at VLSI Technology, Inc. ("VLSI"), the last being Senior Vice President, VLSI Products. Prior to joining VLSI, Mr. Ciffone was employed at National Semiconductor Corporation for 13 years where he held a variety of marketing and operations positions.

RONALD W. GUIRE

     Mr. Guire, age 49, joined the Company in July 1984 and has been a director of the Company since June 1985. Mr. Guire has served in a variety of officer positions and has been Chief Financial Officer of the Company since May 1985 and Executive Vice President since July 1995. Mr. Guire is also Chairman of the Board of XeTel Corporation, an electronics contract manufacturer. Mr. Guire was a partner in the certified public accounting firm of Graubart & Co. from 1979 prior to joining the Company in July 1984.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

GEORGE D. WELLS

     Mr. Wells, age 62, joined the Company as President and CEO in June 1992 and has served as a director since September 1992. In October, 1996, Mr. Wells retired as President and CEO of the Company. Mr. Wells has more than 35 years of semiconductor experience. He joined LSI Logic Corporation in 1985, a manufacturer of HCMOS and BiCMOS application-specific integrated circuits, in 1985 as President and Chief Operating Officer and was appointed Vice Chairman in March 1992, a position he held until three months before he joined the Company. From 1983, Mr. Wells was President of Intersil, Inc., a wholly owned subsidiary of General Electric, and later its General Manager of the Semiconductor Operations. Mr. Wells is a director of QLogic Corporation, a supplier of adaptor cards and SCSI chips, Align-Rite, a semiconductor photoplate manufacturer and Johnson Matthey, a leader in advanced materials technology.

RAIMON L. CONLISK

     Mr. Conlisk, age 76, has served as a director of the Company since August 1985, was appointed Vice Chairman of the Board in August 1990, and was appointed Chairman of the Board in April 1995. From 1977 to date, Mr. Conlisk has been President of Conlisk Associates, a management consulting firm serving high-technology companies in the United States and foreign countries. Mr. Conlisk has also been President, from 1984 to 1989, and Chairman, from 1989 until retirement in June 1990, of Quantic Industries, Inc. ("Quantic"), a privately held manufacturer of electronic systems. He was a director of Quantic from 1970 until retirement. From 1970 to 1973 and from 1987 to 1990, Mr. Conlisk served as a director of the American Electronics Association. Mr. Conlisk is also Chairman of the Board of SBE, Inc., a manufacturer of communication and computer products, and a director of XeTel Corporation, an electronics contract manufacturer.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

JAMES E. DYKES

     Mr. Dykes, age 60, joined the Company's Board of Directors in May 1994. Mr. Dykes served as President and CEO of the Signetics division of North American Philips Corporation, a manufacturer of industrial and consumer electronics, from 1989 to 1993 and, from 1987 to 1988, as President and CEO of Taiwan Semiconductor Manufacturing Company ("TSMC"), a semiconductor foundry in Taiwan. Prior to joining TSMC, Mr. Dykes held various management positions with other semiconductor and related companies including General Electric Company, a diversified international manufacturer of defense, electrical and other products, and Harris Semiconductor, Inc., a manufacturer of semiconductors and integrated circuits. From August 1994 to June 1997, Mr. Dykes served as President and Chief Operating Officer of Intellon Corp., a wireless network communications company. In July 1997, Mr. Dykes joined the Thomas Group, Inc., a management services company, as Executive Vice President, Corporate Development. Mr. Dykes is also a director of the Thomas Group Inc. and Cree Research, Inc., a developer of blue light-emitting diodes.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended March 31, 1998, the Board of Directors held seven meetings. The Board maintains an Audit Committee, a Compensation Committee, an Employee Option Administration Committee and a Nominating Committee.

     The Audit Committee reviews the results of the Company's annual audit, recommends to the Board the independent auditors to be retained for the Company, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. The Audit Committee, which, during the fiscal year ended March 31, 1998, was composed of Messrs. Conlisk, Wells, and Dykes, held five meetings during such fiscal year. Mr. Wells serves as Chairman of the Audit Committee.

     The Compensation Committee evaluates the performance of the Company's President and CEO, reviews the performance of other members of management, and reviews and approves or recommends to the Board compensation levels, policies and programs. The Compensation Committee, which, during the fiscal year ended March 31, 1998, was composed of Messrs. Conlisk, Dykes and Wells, held seven meetings during such fiscal year. Mr. Dykes serves as Chairman of the Compensation Committee.

     The Employee Option Administration Committee administers the Company's employee stock option plans, including the granting of any options under those plans. The Employee Option Administration Committee, which, during the fiscal year ended March 31, 1998, was composed of Messrs. Wells and Conlisk, held eight meetings during such fiscal year. Mr. Conlisk serves as Chairman of the Employee Option Administration Committee.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and committees thereof. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted to the attention of the Chairman of the Nominating Committee. The Nominating Committee, which, during the fiscal year ended March 31, 1998, was composed of Messrs. Conlisk, Dykes and Wells, held three meetings during such fiscal year. Mr. Conlisk serves as Chairman of the Nominating Committee.

     During the fiscal year ended March 31, 1998, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               APPROVAL OF 1997 EQUITY INCENTIVE PLAN, AS AMENDED

     In June 1997, the Board adopted, and the stockholders subsequently approved in September 1997, the Company's 1997 Equity Incentive Plan (the "1997 Plan"). Under the 1997 Plan, 825,000 common shares were reserved for issuance plus an additional number of shares that may become available upon the cancellation of options outstanding under the Company's 1991 Stock Option Plan, as amended (the "1991 Plan"). As of May 31, 1998, options (net of canceled or expired options) and stock bonus awards covering an aggregate of 2,157,594 shares of the Company's Common Stock were outstanding or had been exercised, and only 509,319 shares (plus any shares that might in the future be returned to the 1991 Plan as a result of cancellation or expiration of options) remained available for future grant under the 1997 Plan. No options or stock bonuses may be granted under the 1997 Plan to non-employee directors. During the last fiscal year, under the 1997 Plan, the Company granted to all employees as a group options to purchase 796,169 shares at exercise prices of $16.45 to $26.84 per share.

     On June 25, 1998, the Board approved an amendment to the 1997 Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Employee Option Administration Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the 1997 Plan by 450,000 shares from a total of 825,000 shares to 1,275,000 shares plus an additional number of shares that may become available upon the cancellation of options outstanding under the Company's 1991 Plan. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Employee Option Administration Committee.

     Stockholders are requested in this Proposal 2 to approve the 1997 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1997 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the 1997 Plan are outlined below:


GENERAL

     The 1997 Plan provides for the grant or issuance of incentive stock options, nonstatutory stock options and stock bonuses to employees, directors and consultants. Incentive stock options granted under the 1997 Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1997 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the 1997 Plan.

PURPOSE

     The 1997 Plan provides a means by which selected employees, employee-directors and consultants to the Company, and its affiliates, may be given an opportunity to acquire Common Stock of the Company. The Company, by means of the 1997 Plan, seeks to retain the services of persons who are now employees, employee-directors or consultants to the Company or its affiliates, to secure and retain the services of new employees, employee-directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company.
Approximately 350 of the Company's employees, employee directors and consultants are eligible to participate in the 1997 Plan.

FORMS OF BENEFIT

     The 1997 Plan provides for incentive stock options, nonstatutory stock options and stock bonuses (collectively "Stock Awards").

ADMINISTRATION

     The 1997 Plan is administered by the Board unless and until the Board delegates administration to a committee composed of two (2) or more Board members, all of the members of which committee may be non-employee directors (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and may also be, in the discretion of the Board, outside directors (as defined under the Code). If administration is delegated to a committee, such committee will have, in connection with the administration of the 1997 Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the 1997 Plan, as may be adopted from time to time by the Board. The Board or the committee may delegate to a subcommittee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or (ii) not persons with respect to whom the Company wishes to qualify for an exemption from the application of Section 162(m) of the Code. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the 1997 Plan. The Board has delegated the administration of the 1997 Plan to the Employee Option Administration Committee.

     The Board has the power to determine from time to time which of the persons eligible under the 1997 Plan shall be granted awards, the type of awards to be granted, when and how each award shall be granted, to construe and interpret the 1997 Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board may correct any defect in the 1997 Plan or in any award agreement to make the 1997 Plan fully effective.

SHARES SUBJECT TO THE 1997 PLAN

     The Common Stock that may be sold pursuant to awards under the 1997 Plan shall not exceed in the aggregate 1,275,000 shares of the Company's Common Stock plus any shares that remained available for issuance under the Company's 1991 Stock Option Plan (the "1991 Plan") on the date the 1997 Plan was adopted and any additional shares that would become available under the 1991 Plan due to the expiration or other termination of any stock award thereunder. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such award will revert to and again become available for issuance under the 1997 Plan. The Common Stock subject to the 1997 Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

     Incentive stock options may be granted only to employees. Nonstatutory stock options and stock bonuses may be granted only to employees or consultants.

     No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five (5) years from the date of grant. No person shall be eligible to be granted Stock Awards covering more than Three Hundred Thousand (300,000) shares of the Company's Common Stock in any calendar year.

TERM AND TERMINATION

     No option is exercisable after the expiration of ten (10) years from the date it was granted.

     In the event an optionee's employment or relationship as a consultant is terminated, the optionee may exercise his or her option (to the extent that the optionee was entitled to exercise it at the time of termination) but only within the earlier of (i) the date three (3) months after the termination of the optionee's employment or relationship as a consultant, or (ii) the expiration of the term of the option as set forth in the option agreement. However, if the optionee's termination of employment or relationship as a consultant is due to permanent and total disability, the three (3) month period is extended to one (1) year. In addition, if the optionee dies while an employee, consultant, or within three (3) months following the termination of such relationship, the three (3) month period is extended to eighteen (18) months,

     In the event a stock bonus recipient's continuous status as an employee, consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus agreement between the Company and such person.

EXERCISE/PURCHASE PRICE

     The exercise price of each incentive stock option will not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock on the date of grant. The exercise price of each nonstatutory stock option will not be less than fifty percent (50%) of the fair market value on the date of grant except for options issued under a salary deferral election. The Board of Directors has the authority, with the consent of affected holders, to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Such repricing shall be limited to: (i) no more than 20% of the options reserved for issuance under the 1997 Plan; and (ii) options held other than by directors and officers (corporate and Section 16 insiders).

CONSIDERATION

     The purchase price of stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant or exercise for an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board. Additionally, in the case of an option and in the discretion of the Board at the time of the grant or exercise of an option, by delivery to the Company of other Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

TRANSFERABILITY

     An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A stock bonus shall not be transferable except where required by law or expressly authorized by the applicable stock bonus agreement. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement. An award holder may designate a beneficiary who may exercise his or her award after death.

VESTING

     The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

     Stock bonuses sold or awarded under the 1997 Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

SALARY DEFERRAL ELECTIONS

     The Committee may permit selected employees to elect to have a portion of their compensation reduced each year in return for options to purchase Common Stock at an aggregate discount from then current fair market value equal to the salary reduction amount.

     Elections to defer salary must be filed with the Company prior to the commencement of the calendar year in which the salary to be deferred is earned, and are irrevocable for that calendar year. The minimum amount of salary that may be deferred for a year is $5,000; the maximum is $50,000.

     Options granted pursuant to a salary deferral election will be granted on or before the last trading day in January of the calendar year for which the salary reduction election is to be in effect. The number of shares of Common Stock subject to each option shall be equal to A / (B x 66-2/3%), where A is the salary deferral amount and B is the fair market value per share of Common Stock on the option grant date. The number of shares shall be rounded down to the nearest whole number.

     The exercise price of each option granted pursuant to a salary deferral election shall be 33 1/3% of the fair market value of the Common Stock subject to such option on the date such option is granted. Such options shall become exercisable in twelve monthly installments at the end of each month of the calendar year in which salary is deferred, and shall terminate on the earlier of (i) ten years from the date the option was granted, (ii) three years following termination of employment or relationship as a director or consultant.

ADJUSTMENTS UPON CHANGES IN STOCK

     If any change is made in the Common Stock subject to the 1997 Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the 1997 Plan, the maximum annual award applicable under the 1997 Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

     In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, excluding in each case a capital reorganization in which the sole purpose is to change the state of incorporation of the Company, then all outstanding options shall become exercisable in full for a period of at least ten (10) days, and all stock bonuses shall be fully vested, prior to such event. Outstanding options which have not been exercised prior to such event shall terminate on the date of such event unless assumed by a successor corporation.

AMENDMENT OF THE 1997 PLAN

     The Board at any time, and from time to time, may amend the 1997 Plan. However, no amendment shall be effective unless approved by the stockholders of the Company to the extent such amendment requires stockholder approval in order for the 1997 Plan to satisfy the requirements of Section 422 of the Code, to comply with the requirements of Rule 16b-3 of the Exchange Act or to comply with any Nasdaq or securities exchange listing requirements. The Board may in its sole discretion submit any other amendment to the 1997 Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE 1997 PLAN

     The Board may suspend or terminate the 1997 Plan at any time. Unless sooner terminated, the 1997 Plan shall terminate September 1, 2007. No Stock Awards may be granted under the 1997 Plan while the 1997 Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

     INCENTIVE STOCK OPTIONS. Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two (2) years from the date on which the option is granted and at least one (1) year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term or mid-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term, mid-term or short-term depending on how long the optionee holds the stock. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who are subject to Section 16 of the Exchange Act or acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1997 Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be generally entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long, mid-term or short-term depending on how long the optionee holds the stock. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     STOCK BONUSES. Stock bonuses granted under the 1997 Plan generally have the following federal income tax consequences:

     Upon acquisition of the stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the 1997 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period (such as that set forth in the 1997 Plan), the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 3

       APPROVAL OF THE 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN, AS AMENDED

     In July 1996 (the "Effective Date"), the Board of Directors adopted and the stockholders subsequently approved the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") authorizing for issuance 150,000 shares of Common Stock under the Directors' Plan. On June 25, 1998, the Board of Directors approved an amendment, subject to stockholder approval, to the Directors' Plan in order to attract and retain the services of persons capable of serving on the Board of the Company to provide flexibility in the event of Board expansion, and to continue to make grants in the manner previously made under the Company's 1991 Non-Employee Directors' Stock Option Plan (the "1991 Directors' Plan), which terminated May 31, 1996.

     The amendment increases the number of shares authorized for issuance under the Directors' Plan by 100,000 shares from a total of 150,000 shares to 250,000 shares. As of May 31, 1998, options (net of cancelled or expired options) covering an aggregate of 67,500 shares of the Company's Common Stock had been granted and only 82,500 shares (plus any shares that might in the future be returned to the Directors' Plan as a result of cancellation or expiration of options) remained available for future grant under the Directors' Plan. During the last fiscal year, under the Directors' Plan, the Company granted to all non-employee directors as a group options to purchase 31,940 shares at exercise prices of $16.69 to $26.94 per share.

     Stockholders are requested in this Proposal 3 to approve the adoption of the Directors' Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the adoption of the Directors' Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL 3

     The essential features of the Directors' Plan are outlined below:

GENERAL

     The Directors' Plan provides for non-discretionary grants of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as incentive stock options as defined under Section 422 of the Code.

PURPOSE

     The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to secure and retain the services of persons capable of serving on the Board and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The Directors' Plan is administered by the Board. The Board has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Three of the Company's five current directors are eligible to participate in the Directors' Plan.

TERM OF OPTIONS

     Each option under the Directors' Plan is subject to the following terms and conditions:

     NON-DISCRETIONARY GRANTS. Option grants under the Directors' Plan are non-discretionary and made solely in accordance with the express provisions of the Directors' Plan.

     Each person who is first elected to the Board after the Effective Date shall be granted, at the time of such election, an option to purchase 22,500 shares of Common stock (the "Initial Grant"). Thereafter, on each anniversary date of an Initial grant or the Non-Employee Director's initial grant under the Company's 1991 Directors' Plan, each Non-Employee Director who has continuously served as a Non-Employee Director for the preceding 12 months shall automatically be granted an option to purchase 7,500 shares.

     OPTION EXERCISE. Options become exercisable in four equal annual installments, on the first, second, third and fourth anniversaries of the date of grant. Such vesting is conditioned upon continued service to the Company.

     EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock on the date such option is granted. The exercise price of options granted must be paid in cash at the time the option exercised.

     TRANSFERABILITY; TERM. Under the Directors' Plan, an option may not be transferred by the optionee, except by will, by the laws of descent and distribution, to a beneficiary designation (in a form satisfactory to the Company), or pursuant to a domestic relations order that meets the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. No option granted under the Directors' Plan is exercisable by any person after the expiration of seven years from the date the option is granted.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of certain specified types of merger or other corporate reorganizations, than all outstanding options shall be exercisable in full for a period of at least 10 days prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

FEE DEFERRAL ELECTION

     Each Board member may elect to have a portion of their annual fee reduced each year in return for options to purchase Common Stock at an aggregate discount from the current fair market value equal to the fee reduction amount.

     Election to defer fee must be filed with the Company prior to the commencement of the calendar year in which the fee to be deferred is earned, and are irrevocable for that calendar year. The percentage of fee that may be deferred for a year is an amount equal to at least 25% but in no event more than 50%.

     Options granted pursuant to a fee deferral election will be granted on or before the last trading day in January of the calendar year for which the fee reduction election is to be in effect. The number of shares of Common stock subject to each option shall be equal to A / (B x 66-2/3%), where A is the fee deferral amount and B is the fair market value per share of Common Stock on the option grant date. The number of shares shall be rounded down to the nearest whole number.

     The exercise price of each option granted pursuant to a fee deferral election shall be 33-1/3% of the fair market value of the Common Stock subject to such option on the date such option is granted. Such options shall become exercisable in installments on each date that fees would have been payable in cash had no deferral election been in effect, and shall terminate on the earlier of (I) seven years from the date the option was granted, (ii) three years following termination for any reason of his or her service as a non-employee director.

DURATION, AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time. No amendment will be effective unless approved by the stockholders of the Company if such amendment requires stockholder approval in order for the Directors' Plan to meet the requirements of Rule 16b-3 or Nasdaq or exchange listing requirements.

CERTAIN FEDERAL INCOME TAX INFORMATION

     Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

     The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

     Options granted under the Directors' Plan are nonstatutory stock options. There are no tax consequences to the Optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of May 31, 1998 by: (i) each director and nominee for director; (ii) each Named Executive Officer (as defined below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                               BENEFICIAL OWNERSHIP (1)
                                                                            NUMBER OF            PERCENT OF
  BENEFICIAL OWNER                                                           SHARES                 TOTAL
-------------------                                                         --------             ----------

  Sanford C. Bernstein & Co.(2).......................................       698,600              7.29%
   One State Street Plaza
   New York, NY 10004-1545
  Wellington Management Company(3)....................................       558,000              5.82%
   75 State Street
   Boston, MA  02109
  Dimensional Fund Advisors Inc. (4)..................................       548,300              5.72%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401
  Thomson Horstmann & Bryant, Inc. (5)................................       530,100              5.53%
   Park 80 West, Plaza Two
   Saddle Brook, NJ 07663
  Mellon Bank Corporation (6).........................................       353,910              3.69%
   One Mellon Bank Center
   Pittsburgh, PA  15258
  The TCW Group, Inc. (7).............................................       159,000              1.66%
   865 South Figuerra Street
   Los Angeles, CA  90017
  Ronald W. Guire(8) .................................................       115,325              1.20%
  Stephen W. Michael(8) ..............................................        75,427                  *
  Donald L. Ciffone, Jr. (8)..........................................        59,715                  *
  George D. Wells (8).................................................        51,566                  *
  Thomas R. Melendrez(8)..............................................        49,478                  *
  James E. Dykes(8) ..................................................        33,992                  *
  Raimon L. Conlisk(8) ...............................................        33,750                  *
  Roubik Gregorian (8) ...............................................         8,369                  *
  All executive officers and directors as a group
   (14 persons)(8) ..................................................        532,339              5.56%


* Less than one percent.

(1) This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,585,003 shares of the Company's Common Stock outstanding on May 31, 1998, adjusted as required by rules promulgated by the SEC.

(2) Based on a Schedule 13G filed with the SEC on February 4, 1998 includes 13,100 shares over which Sanford C. Bernstein & Co. has shared voting power.

(3) Based on a Schedule 13G filed with the SEC on February 10, 1998. Includes 308,000 shares over which Wellington Management Company has shared voting power and 558,000 shares over which Wellington Management Company has shared dispositive power.

(4) Based on a Schedule 13G filed with the SEC on February 10, 1998. Includes 186,800 shares over which Dimensional Fund Advisors Inc. has shared voting power and dispositive power.

(5) Based on a Schedule 13G filed with the SEC on March 13, 1998. Includes 11,500 shares over which Thomson Horstmann & Bryant, Inc. has shared voting power.

(6) Based on a Schedule 13G filed with the SEC on January 27, 1998. Includes 55,400 shares over which Mellon Bank Corporation has shared dispositive power.

(7)  Based on a Schedule 13G filed with the SEC on February 12, 1998.

(8) Includes shares which certain executive officers and directors have the right to acquire within 60 days after May 31, 1998, pursuant to outstanding options as follows: Ronald W. Guire, 79,999 shares; Stephen W. Michael, 69,999 shares; Donald L. Ciffone, Jr., 56,250; George D. Wells, 5,867 shares; Thomas R. Melendrez, 45,876 shares; James E. Dykes, 33,992 shares; Raimon L. Conlisk, 33,750 shares; Roubik Gregorian, 7,750 shares; and all executive officers and directors as a group, 404,857 shares.


COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     FEES. In fiscal 1998, the Company paid fees to each of its non-employee directors for their services as directors. The Company paid to each of James
E. Dykes and George D. Wells fees totalling $21,600 for their services as directors. The Company paid George E. Grega fees totalling $10,800 for his services as a director through September 18, 1997. The Company paid Raimon L. Conlisk fees totalling $43,200 for his services as a director, including service as Chairman of the Board of Directors. In addition, the Company reimburses all directors for certain expenses incurred in connection with their services as directors in accordance with Company policy.

     NONQUALIFIED STOCK OPTIONS. Non-employee directors received periodic non-discretionary grants of nonqualified stock options to purchase shares of Common Stock of the Company under the 1996 Non-Employee Directors' Stock Option Plan, as amended (the "1996 Directors' Plan"). The 1996 Directors' Plan provides that upon initial election to the Board, each Non-Employee Director is granted an option to purchase 22,500 shares of Common Stock, and is automatically granted an option to purchase 7,500 additional shares on each yearly anniversary date thereafter. In addition, the 1996 Directors' Plan provides that Non-Employee Directors may defer the payment of fees for their services as directors and apply such deferrals to options to purchase shares of the Company's common stock with exercise prices set at a discount to market with the aggregate amount of such discounts equal to the aggregate amount of the fees so deferred. For calendar year 1998, Messrs. Wells and Dykes elected to have 50% of their annual director's fee deferred. Options granted under the 1996 Directors' Plan are granted at fair market value and vest in four equal annual installments with the first installment becoming exercisable on the first anniversary of the date of the option grant. The maximum term of options granted under the 1996 Directors' Plan is seven years. Prior to the adoption of the 1996 Directors' Plan, Non-Employee Directors received options under the 1991 Non-Employee Directors' Stock Option Plan (the "1991 Directors' Plan") which was terminated as to future grants on May 31, 1996, and the 1986 Non-Employee Directors' Stock Option Plan (the "1986 Directors' Plan"), which was terminated as to future grants on November 7, 1991. At March 31, 1998, options to purchase -0- shares of Common Stock were outstanding under the 1986 Directors' Plan, options to purchase 112,500 shares of Common Stock were outstanding under the 1991 Directors' Plan and options to purchase 52,500 shares of Common Stock were outstanding under the 1996 Directors' Plan.

     During fiscal 1998, options covering 31,940 shares were granted under the 1996 Directors' Plan to the Company's Non-Employee Directors during such period at an aggregate exercise price of $21.38 per share. The exercise price of such options was equal to the fair market value of the Company's Common Stock on the date of grant. During the same period, Non-Employee Directors exercised options covering 7,500 shares under the 1986 Directors' Plan for a net value realized of $99,543 and options covering 45,000 shares under the 1991 Directors' Plan for a net value realized of $367,200.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table shows for the fiscal years ended March 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the Company's President and CEO, and its other four most highly compensated executive officers at March 31, 1998 (the "Named Executive Officers"):



                                                                                LONG-TERM
                                                                               COMPENSATION
                                              ANNUAL COMPENSATION (1)            AWARDS
                                              -----------------------          ------------
                                                                                SECURITIES         ALL OTHER
NAME AND PRINCIPAL                            SALARY                            UNDERLYING        COMPENSATION
POSITION                        YEAR          ($)(2)           BONUS($)        OPTIONS (#)(3)        ($)(4)
-----------------------         ----          ------           -------         ------------       ------------



Donald L. Ciffone, Jr.  (5)     1998          424,785           507,000            50,000                3,000
President and CEO               1997          188,824           197,000(5)        225,000                  843
                                1996               --                --                --                   --
Ronald W. Guire                 1998          239,204           222,000            30,000                3,000
Executive Vice President,       1997          219,308            21,700            65,000                1,052
Chief Financial Officer and     1996          204,234                 0            15,000                3,750
Secretary
Roubik Gregorian        (6)     1998          208,076           596,000(6)         28,000                3,000
Chief Technology Officer        1997          188,308           345,000(6)         23,000                  912
Vice President,                 1996               --                --                --                   --
Communications Division
Thomas R. Melendrez             1998          186,750           116,000            14,000                3,000
Corporate Vice President,       1997          174,846            11,900            20,500                  844
General Counsel                 1996          152,309            39,000            10,000                3,750
Stephen W. Michael              1998          174,745           130,000            15,000                3,000
Vice President, Operations      1997          166,481            12,670            16,000                  802
Division                        1996          156,576                 0             8,000                3,750


---------------------

(1) As permitted by rules promulgated by the SEC, no amounts are shown for "perquisites," as such amounts for each Named Executive Officer do not exceed the lesser of 10% of the sum of such executive's salary plus bonus or $50,000.

(2) Includes amounts earned but deferred at the election of the Named Executive Officer pursuant to the Company's tax-qualified retirement plan, the Exar Corporation Savings Plan (the "401(k) Plan"). Also includes auto allowances.

(3) The Company has not granted any stock appreciation rights or made any restricted stock bonus awards to any executive officer.

(4) Consists of matching contributions made for fiscal 1998, fiscal 1997 and fiscal 1996 by the Company for the benefit of each Named Executive Officer under its 401(k) Plan in the stated amounts.

(5) Mr. Ciffone joined the Company as President and CEO in October 1996. The components of Mr. Ciffone's fiscal 1997 and 1998 compensation were negotiated and set forth in an offer letter from the Company which provided for, among other things, his fiscal 1997 base compensation rate, his initial recommended grant of stock options to purchase 225,000 shares and a calculated incentive payment under the Company's FY 1997 Executive Incentive Compensation Program or $197,000, whichever is greater, and FY 1998 Executive Incentive Compensation Program or fifty percent (50%) of his base salary as of March 31, 1998, which ever is greater. Mr. Ciffone also received an auto allowance of $1,000 per month and a "sign-on" loan of $100,000 which has been deemed paid in full.

(6) Reflects a retention payment per the March 19, 1995 Agreement and Plan of Reorganization between the Company and Startech Semiconductor, Inc.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The Company has granted both incentive and nonqualified stock options to its executive officers under the 1997 Plan, as amended, and 1991 Plan, as amended. The following tables show for the fiscal year ended March 31, 1998, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:


                            NUMBER OF      % OF TOTAL                                     POTENTIAL REALIZABLE
                            SECURITIES     OPTIONS                                        VALUE AT ASSUMED
                            UNDERLYING     GRANTED TO                                     ANNUAL RATES OF STOCK
                            OPTIONS        EMPLOYEES IN   EXERCISE                        PRICE APPRECIATION
                            GRANTED        FISCAL         PRICE          EXPIRATION       FOR OPTION TERM (4)
NAME                        (#)(1)         YEAR(2)        ($/SH)(3)      DATE            5% ($)          10% ($)
----                        ------         -------        ---------      ----            ------          ------


Donald L. Ciffone, Jr.          50,000       6.54%         $ 23.63        9/18/04        $ 480,989       $ 1,120,909
Ronald W. Guire                 30,000       3.93%         $ 23.63        9/18/04        $ 288,593       $   672,546
Roubik Gregorian                28,000       3.66%         $ 23.63        9/18/04        $ 269,354       $   627,709
Stephen W. Michael              15,000       1.96%         $ 23.63        9/18/04        $ 144,297       $   336,273
Thomas R. Melendrez             14,000       1.83%         $ 23.63        9/18/04        $ 134,677       $   313,855
--------------------

(1) The options were granted under the terms of the 1991 Plan, as amended, and the 1997 Plan, as amended. Options generally vest 25% per year on the anniversary date of the grant. The options will become fully vested prior to and the time during which the stock option may be exercised shall be accelerated upon a change in control of the Company as defined in the 1991 Plan, as amended, and the 1997 Plan, as amended. Outstanding options which have not been exercised prior to a change in control event shall terminate on the date of such event unless assumed by the successor corporation.

(2) Based on options to purchase an aggregate of 764,229 shares of the Company's Common Stock granted to employees of the Company in fiscal 1998, including the Named Executive Officers.

(3) The exercise price of the options was equal to the fair market value of the Company's Common Stock on the date of grant.

(4) The potential realizable value is based on the term of the option at the time of grant (7 years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR-END OPTION VALUES


                                                                            NUMBER OF
                                                                           SECURITIES               VALUE OF
                                                                           UNDERLYING              UNEXERCISED
                                                                           UNEXERCISED            IN-THE-MONEY
                                                                           OPTIONS AT              OPTIONS AT
                                    SHARES                                 FY-END (#)              FY-END ($)
                                   ACQUIRED             VALUE             EXERCISABLE/            EXERCISABLE/
            NAME                ON EXERCISE (#)     REALIZED ($)(1)       UNEXERCISABLE        UNEXERCISABLE(2)
---------------------------   ------------------  ------------------  --------------------     ----------------


Donald L. Ciffone, Jr....              0                  0              56,250/218,750        $414,844/$1,244,531
Ronald W. Guire..........              0                  0               79,999/82,500         $506,558/$320,625
Stephen W. Michael.......              0                  0               69,999/29,000         $348,595/$54,250
Thomas R. Melendrez......              0                  0               45,876/32,375         $221,049/$88,409
Roubik Gregorian.........              0                  0               7,750/43,250           $42,719/$81,156


(1) Represents the fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) less the exercise price, without taking into account any taxes that may be payable in connection with the transaction.

(2) Fair market value of the Company's Common Stock at March 31, 1998 ($21.625) minus the exercise price of the options.

                 REPORT OF THE COMPENSATION COMMITTEE AND OF THE
                    EMPLOYEE OPTION ADMINISTRATION COMMITTEE(1)

     During fiscal 1998, the Compensation Committee of the Board of Directors (the "Compensation Committee") consisted of Messrs. Conlisk, Wells and Dykes, the latter of whom serves as Chairman of the Committee and none of whom is an officer or an employee of the Company. The Compensation Committee evaluates the performance of the Company's President and CEO, reviews the performance of other executive officers and reviews and approves or recommends to the Board compensation levels, policies and programs. The Employee Option Administration Committee of the Board of Directors (the "Option Committee") consists of Messrs. Wells and Conlisk, the latter of whom serves as Chairman of the Committee. The Option Committee administers the Company's employee stock option plans.

GENERAL COMPENSATION POLICY

     COMPENSATION PHILOSOPHY. The Compensation Committee and the Option Committee (the "Committees") believe that the Company's overall compensation program should relate to creating stockholder value. Accordingly, the compensation program is designed to attract and retain talented executives and technical personnel, to reward achievement of the Company's short-term and long-term performance goals, to link executive compensation to stockholder interests through equity-based plans, and to recognize and reward individual contributions to operating group and Company-wide performance objectives.

     COMPONENTS OF EXECUTIVE COMPENSATION. During fiscal 1998, compensation for the Company's executive officers consisted of base salary, participation in an annual incentive compensation program and longer-term equity incentives. The Committee calibrated each component to a competitive market position based on executive compensation surveys and reports, third party compensation specialists and other relevant information. The Company also offers to its executive officers participation (with all other eligible employees of the Company) in its 401(k) Plan, an auto allowance for most executive officers, and certain other benefits available generally to employees of the Company.

CASH-BASED COMPENSATION

     BASE SALARY. The Compensation Committee determines the base salary of the President and CEO and reviews and approves base salaries for each of the Company's other executive officers annually in connection with annual performance reviews. In adjusting base salaries, the Compensation Committee examines both qualitative and quantitative factors relating to corporate and individual performance. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. The Committee neither bases its considerations on any single performance factor nor does it specifically assign relative weights to factors but rather considers a mix of factors and evaluates individual performance against that mix both in absolute terms and in relation to other Company executives. Generally, in approving salary adjustments for executive officers (other than the President and CEO), the Committee considers the evaluation and recommendations of the Company's President and CEO.

     The Compensation Committee reviews an independent survey of compensation of executive officers of other high technology companies to enable it to set base salaries based on each executive officer's level of responsibility and within the parameters of companies of comparable size in the Company's industry. The survey includes a broader group of technology companies than those companies included in the Hambrecht & Quist Technology Index used in the performance measurement comparison graph included in this proxy statement. Generally, base salaries paid to executive officers for fiscal 1998 were set at levels within the top half of salaries paid to executives under the independent survey. This is consistent with the Committee's objective of attracting and retaining executives whose skills and potential rank above the norm.

--------
(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     During fiscal 1998, consistent with the principles discussed in the prior paragraph, the Compensation Committee recommended an average salary adjustment for non-CEO executive officers of 6.9%. In addition to individual and corporate performance, the factors considered include relative salaries and responsibilities in the Company, the Company's merit budget, which considers factors such as inflation and the competitive environment relative to other technology companies, independent survey data, number of years with the Company and anticipated future responsibilities of each individual within the next year.

     ANNUAL INCENTIVE COMPENSATION OPPORTUNITIES. The Company maintains annual incentive compensation programs to reward executive officers and other selected senior management and technical personnel for attaining defined performance goals. The programs are designed to attract and motivate employees, and they are closely tied to corporate performance to enhance stockholder value and encourage profit and revenue growth. For executive officers, incentive compensation payments are based primarily on Company-wide performance targets, as well as personal performance measured against agreed-objectives. For selected senior management and technical personnel, Company-wide performance is a factor, and significant weight also is given to individual performance and the performance of particular operating groups within the Company. The programs are periodically reviewed with an executive compensation firm to ensure they are competitive and designed to achieve the performance intended.

     EXECUTIVE INCENTIVE COMPENSATION.

     In June 1997, the Committee approved an executive incentive compensation program based on performance results for fiscal 1998 in which all executive officers, including the President and CEO, participated. This program determined incentive compensation payments by application of a formula which takes into account (i) pretax profit and revenue goals against pre-established threshold levels and (ii) a position factor reflecting each participant's relative responsibility within the organization. The first two elements of the formula are adjusted by a range of numeric factors specified in the formula, which reflect the impact of particularly favorable or unfavorable individual performance. The Committee does not otherwise assign relative weights to any element. Individual performance factors may also be taken into account to modify the potential incentive compensation payment calculated under the formula. Under the program approved for fiscal 1998, no incentive payments could have been awarded unless a minimum level of profitability were achieved. In addition, no incentive payments could have been awarded unless payments were first made under the key employee incentive compensation program discussed below. The maximum amount for which Mr. Ciffone was eligible under the fiscal 1998 program was 150% of base salary. Other executive officers participating in the program were eligible to receive maximum amounts ranging between 80% and 120% of base salary.

     KEY EMPLOYEE INCENTIVE COMPENSATION.

     During fiscal 1998, certain other senior management and technical personnel participated in a key employee incentive compensation program, which was adopted by the Committee in June 1997. Under the program incentive compensation payments were based upon pre-tax profit targets (which were consistent with those applicable to the executive incentive compensation program), the performance of particular operating groups and individual performance.

EQUITY INCENTIVES

     The Company utilizes its 1997 Plan, as amended, to further align the interests of stockholders and management by providing executive officers and other employees with a significant economic interest in the long-term appreciation of the Company's stock. Generally, options under the 1997 Plan, as amended, are granted with exercise prices set at 100% of the fair market value of the underlying stock on the date of grant and have a term of seven years. Under the 1997 Plan, as amended, executive officers and selected senior management and technical personnel may defer a portion of his or her base salary and apply such deferred salary to options to purchase shares of the Company's common stock with exercise prices set at a discount to market with the aggregate of such discounts equal to the aggregate amount of the base salary so deferred. Options, other than deferred compensation options, are subject to vesting over four years which is designed to motivate option holders to achieve stated objectives, thereby aiding the Company's efforts to maximize revenue and profit together with shareholder value, and to remain with the Company for the long-term. In determining the number of shares subject to an option to be granted to an executive officer, the Option Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options, although outstanding performance by an individual may also be taken into consideration. Option grants may also be made to new executives upon commencement of employment and, on occasion, to executives in connection with a significant change in job responsibility. The Option Committee may grant options taking into account multiple year periods. In fiscal 1998, based on the factors described above, the Option Committee granted options to purchase 240,099 shares of Common Stock to executive officers of the Company including 20,899 shares to new officers.

     Additional long-term equity incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

CEO COMPENSATION

     Mr. Ciffone's compensation package for fiscal 1998 consisted of an annual base salary of $412,305, participation in the Company's FY 1998 Executive Incentive Compensation Program ("FY 1998 Program") and a stock option grant. Under the terms of his employment package, Mr. Ciffone was entitled to receive an incentive compensation payment equal to the greater of fifty percent (50%) of his base salary as of March 31, 1998 or the amount of the calculated payment under the FY 1998 Program. Mr. Ciffone received an incentive compensation payment of $507,000 for fiscal 1998.

     To provide Mr. Ciffone with longer-term equity incentives, the Compensation Committee awarded Mr. Ciffone options to purchase 50,000 shares of the Company's Common Stock pursuant to the 1997 Plan, as amended.

SECTION 162(m) POLICY

     The Compensation Committee has not adopted a general policy with respect to the application of Section 162(m) of the Code, which generally imposes an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. However, pursuant to Section 162(m), the Board has adopted, and the stockholders have approved, the 1997 Plan, as amended, intended to permit compensation from options granted thereunder to be excluded from Section 162(m) limitations.

The Compensation Committee         The Employee Option Administration Committee

James E. Dykes                     Raimon L. Conlisk
George D. Wells                    George D. Wells
Raimon L. Conlisk


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, during the fiscal year ended March 31, 1998, the Compensation Committee consisted of Messrs. Conlisk, Wells and Dykes, none of whom is an officer or an employee of the Company.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows a five-year comparison of cumulative stockholder return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index"), the Hambrecht & Quist ("H&Q") Technology Index, and the Company. The H&Q Technology Index is composed of approximately 200 technology companies in the semiconductor, electronics, medical, and related technology industries. Historic stock price performance is not necessarily indicative of future stock price performance.

        Comparison of Five-Year Cumulative Total Return on Investment (2)




                                    GRAPH




     Research Data Group


Exar Corp (EXAR)

                                                           CUMULATIVE TOTAL RETURN
                                           ---------------------------------------------------------------

                                            3/31/93  6/30/93    9/30/93    12/31/93    3/31/94    6/30/94

Exar Corp                         EXAR      100.00   120.21     139.36     100.00      100.00     110.64
NASDAQ STOCK MARKET (U.S.)                  100.00   101.92     110.51     112.68      107.94     102.89
H&Q TECHNOLOGY                              100.00   102.55     104.73     110.51      114.58     104.82


                                                           CUMULATIVE TOTAL RETURN
                                           ---------------------------------------------------------------------------------------

                                              9/30/94   12/31/94    3/31/95    6/30/95   9/30/95    12/31/95    3/31/96    6/30/96

Exar Corp                         EXAR        143.62    156.38      137.23     188.30    228.19      94.15       94.15      82.98
NASDAQ STOCK MARKET (U.S.)                    111.41    110.14      120.07     137.35    153.89     155.77      163.03     176.34
H&Q TECHNOLOGY                                119.53    132.74      148.65     185.43    209.56     198.48      202.30     216.71


                                                           CUMULATIVE TOTAL RETURN
                                           ----------------------------------------------------------------------------

                                             9/30/96   12/31/96   3/31/97    6/30/97     9/30/97    12/31/97    3/31/98

Exar Corp                         EXAR        91.76     98.94     103.72     137.23      169.15      105.32     138.03
NASDAQ STOCK MARKET (U.S.)                   182.61    191.59     181.21     214.42      250.70      235.17     275.21
H&Q TECHNOLOGY                               230.05    246.69     235.13     283.02      342.99      289.21     350.18




---------------

(1) This section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The total return on investment (change in stock price plus reinvested dividends) for the Company, the Nasdaq Composite Index and the H&Q Technology Index, based on March 31, 1993 = 100.

                              CERTAIN TRANSACTIONS

     In October 1996, Mr. Ciffone received a noninterest-bearing loan of $100,000, which was deemed paid in full as of April 1998.

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings which he/she is or may be made a party by reason of his/her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-Laws.

     In December 1996, the Company made a loan of $130,000 to Aurelio Fernandez, Senior Vice President of Worldwide Sales. The loan bore interest at 7% per annum and were secured by certain real property owned by Mr. Fernandez. Interest payments under the loan was due monthly and commenced in January 1997. On January 22, 1998 Mr. Fernandez resigned from the Company and repaid the entire loan.

     In connection with the implementation of its new enterprise resource planning system, the Company retained the services of Answer Think Consulting Group ("ACG"). Ted A. Fernandez, ACG's Chief Executive Officer, is the brother of Aurelio Fernandez, who resigned as Senior Vice President of Worldwide Sales on January 22, 1998. During the fiscal year ending March 31, 1998 the Company paid ACG $671,008.

                                   ACCOUNTANTS

     The Company's financial statements have been audited by Deloitte & Touche LLP as independent auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                         COMMUNICATING WITH THE COMPANY

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. We thought that it would be helpful to describe these arrangements which are available for your use.

- If you would like to RECEIVE INFORMATION about the Company, without charge, you may use one of these convenient methods:

     1. To have information such as the Company's latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Boston EquiServe at 781-575-3400.

     2. To view the Company's website on the Internet, use the Company's Internet address: www.exar.com. The Company's website includes product, marketing, corporate and financial data, as well as also recent earnings releases, current stock price, an electronic file of this Proxy Statement and 10K/10Q, the Company's Annual Report to Stockholders and job listings. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

     3.   To reach our Investor Relations representative, please call
          510-668-7201.

- If you would like to WRITE TO US, please send your correspondence to the following address:

         Exar Corporation
         48720 Kato Road
         Fremont, California 94538
         Attn:  Investor Relations, M/S 205

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                       By Order of the Board of Directors


                       Ronald W. Guire
                       Secretary

July 15, 1998

                                 DETACH HERE

                                    PROXY

                               EXAR CORPORATION

                    PROXY SOLICITED BY BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER 10, 1998

The undersigned hereby appoints Donald L. Ciffone, Jr. and Ronald W. Guire, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exar Corporation to be held at the Company's Corporate Headquarters, 48720 Kato Road, Fremont, California, on Thursday, September 10, 1998 at 3:00 p.m. local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

-----------                                                        -----------
SEE REVERSE                                                        SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE
-----------                                                        -----------

                                 DETACH HERE

/X/ Please mark
    votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR PROPOSALS 2 AND 3.

1. To elect directors to hold office until the 2001 Annual Meeting of Stockholders.

    NOMINEES:  Donald L. Ciffone, Jr. and Ronald W. Guire

                          FOR              WITHHELD
                    / /   BOTH        / / FROM BOTH
                        NOMINEES           NOMINEES

    / / ___________________________________________
         For both nominees except as noted above


2.  To approve the Company's 1997 Equity          FOR      AGAINST    ABSTAIN
    Incentive Plan, as amended, to increase
    the aggregate number of shares of Common      / /        / /        / /
    Stock authorized for issuance under such plan by 450,000 shares.


3.  To approve the Company's 1996 Non-Employee    FOR      AGAINST    ABSTAIN
    Directors' Stock Option Plan, as amended,
    to increase the aggregate number of shares    / /        / /        / /
    of Common Stock authorized for issuance
    under such plan by 100,000 shares.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     / /


Please sign exactly as name appears at left. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Signature: ______________  Date: _____  Signature: ______________  Date: _____